UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010 (November 9, 2010)

__  _  __                                    CORPORATE RESOURCE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30734	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway, 11th Floor, New York, NY		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 443-2380____________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Foreclosure and Asset Purchase Agreement

On November 12, 2010, Integrated Consulting Group, Inc. (“Buyer”), a Delaware corporation and a wholly-owned subsidiary of Corporate Resource Services, Inc. (the “Company”), entered into a Foreclosure and Asset Purchase Agreement (the “Acquisition Agreement”) with North Mill Capital, LLC, a Delaware limited liability company, (“North Mill”), Integrated Consulting Group of NY LLC, a New York limited liability company (“ICG”), ICG’s members, (collectively with ICG, the “ICG Entities”), and Eric Goldstein, an individual (“Goldstein”), pursuant to which Buyer agreed to purchase certain assets of ICG related to the temporary and permanent placement of employees in the light industrial industry and translation and interpreting services  (the “Purchased Assets”).  Buyer’s acquisition of the Purchased Assets is contemplated by the Acquisition Agreement to be conducted pursuant to a public sale under Article 9 of the Uniform Commercial Code (“Article 9”).  As consideration for the Purchased Assets, Buyer has agreed to assume at closing certain liabilities related to the Purchased Assets and the business of ICG, including, among others, the obligation to (i) payoff all outstanding obligations at closing under the Financing and Security Agreement, as amended, that ICG and North Mill are a party to (the “Financing Agreement”), in an amount not to exceed $4 million, subject to certain upward adjustments; (ii) to payoff outstanding amounts owed by ICG and its members as of the closing of the acquisition to Rosenthal & Rosenthal, Inc. (“Rosenthal”) which amounts are determined based on a percentage of the net sales actually collected by ICG and were estimated to be approximately $76,000 as of October 29, 2010, and to pay on a weekly basis 3% of net sales of Buyer during the two year period following the closing of the transaction, and 2% for the three years thereafter; and (iii) to pay up to $380,000 to third parties for outstanding accounts payable of ICG as of the closing date.  To the extent that the obligations in (i) above exceeds $3.5 million, without giving effect to the upward adjustments, then such obligations will be attributable to Buyer’s participation in loans made to ICG, as described under “Loan Participation Agreement” below.  Tri-State Employment Services, Inc., which owns approximately 71.8% of the Company’s outstanding common stock with persons and entities affiliated with it, will guarantee the obligations of Buyer with respect to (ii) above and certain other obligations that Buyer has agreed to assume in connection with the consummation of the Acquisition Agreement.

In accordance with Article 9, a public auction will be held on November 30, 2010 for the Purchased Assets, and North Mill may terminate the Acquisition Agreement to enter into an alternate transaction if it receives an offer for the Purchased Assets that it determines in its sole discretion to be for a higher and better value, taking into account all relevant factors.  The Acquisition Agreement contains other termination rights, representations and warranties, covenants and closing conditions that are customary for a transaction of this type.

Loan Participation Agreement

On November 9, 2010, Buyer entered into a Participation Agreement with North Mill, pursuant to which it agreed to participate in loans made to ICG under the Financing Agreement.  Under the Participation Agreement, if ICG makes a borrowing request that would result in the aggregate amount owed to North Mill under the Financing Agreement exceeding $3,500,000, then Buyer is required to advance such amount to North Mill, subject to a maximum advance by Buyer of $500,000.  The loans made under the Financing Agreement are secured by the assets of ICG, and are guaranteed by the members of ICG and Goldstein individually.  The Participation Agreement expires upon the earliest of (i) the consummation of the transactions under the Acquisition Agreement, (ii) the termination of the Acquisition Agreement, or (iii) the sale of ICG or any of its members.

On April 5, 2010, an affiliate of the Company completed the acquisition of assets from certain affiliates of ICG and Mr. Goldstein pursuant to a Foreclosure and Asset Purchase Agreement, dated March 24, 2010, among the aforementioned parties, the Company, Tri-State and Rosenthal.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corporate Resource Services, Inc.

By: /s/ Jay H. Schecter
      Name: Jay H. Schecter

      Title: Chief Executive Officer

Dated:  November 16, 2010